EXHIBIT 99.1

Darden Restaurants Provides Business Update

ORLANDO, Fla., May 19, 2020 /PRNewswire/ -- Darden Restaurants, Inc., (NYSE:DRI) today provided an update of certain business results given the dynamic environment resulting from COVID-19.

“As we continue to reopen our dining rooms, we remain dedicated to providing a safe environment for our team members and guests,” said CEO Gene Lee. “Early signs show that our loyal guests are grateful for the opportunity to dine-in with us, and they appreciate the added safety measures we have implemented. At the same time, our To Go business remains strong. I am pleased that we are able to return some team members from furlough to support these phased openings, and we look forward to safely serving more guests as more communities begin to reopen.”

Business Update
For the fourth quarter to date through Sunday, May 17, Darden same-restaurant sales declined 47.9%. Beginning April 27, we began reopening dining rooms limited to between 25% - 50% capacity, depending on local or state regulations. As of May 17, we had 49% of our dining rooms open in limited capacity, and based on information we have available today, we expect to have more than 65% of our dining rooms open with limited capacity by the end of May.

Same-restaurant sales performance for Darden and its reportable segments are as follows:

	WE 4/26	WE 5/3	WE 5/10*	WE 5/17	QTD 5/17
Darden	(60.1)%	(57.7)%	(50.8)%	(49.0)%	(47.9)%
Olive Garden	(46.3)%	(44.4)%	(40.6)%	(38.1)%	(39.4)%
LongHorn Steakhouse	(59.0)%	(54.5)%	(46.6)%	(44.1)%	(45.8)%
Fine Dining	(84.4)%	(86.2)%	(67.0)%	(75.4)%	(63.1)%
Other Business	(86.5)%	(83.4)%	(74.7)%	(70.7)%	(65.5)%

* Includes Mother’s Day in both years

To Go sales for Olive Garden and LongHorn Steakhouse since our last release are as follows:

To Go Sales per Restaurant	WE 4/26	WE 5/3	WE 5/10*	WE 5/17
Olive Garden	$50,606	$49,329	$61,151	$45,871
LongHorn Steakhouse	$28,357	$26,590	$33,441	$21,975

* Includes Mother’s Day in both years

Sales for Olive Garden and LongHorn Steakhouse restaurants open with limited dining room capacity, including To Go sales, are as follows:

Total Sales per Restaurant	WE 5/3	WE 5/10*	WE 5/17
Olive Garden	$61,601	$80,806	$69,555
Same-Restaurant Sales %	(34.3)%	(32.0)%	(26.1)%
# of Restaurants	179	280	398
Average number of days dining rooms were open**	4.0	6.7	6.7

LongHorn Steakhouse	$46,992	$58,118	$48,290
Same-Restaurant Sales %	(31.5)%	(32.6)%	(28.1)%
# of Restaurants	120	202	275
Average number of days dining rooms were open**	5.5	6.9	6.9

* Includes Mother’s Day in both years
** Total days dining rooms were open divided by total restaurants with dining rooms open

Liquidity and Cash Balance
Based on week ending May 17 results, the Company’s ongoing weekly cash burn rate has improved to less than $10 million including capital expenditures. Given the increased confidence in our cash flow projections and stabilization in the credit markets, the Company fully repaid its $750 million credit facility on May 5, 2020. With approximately $700 million of cash on hand as of May 17, the Company is well positioned for the near term while retaining financial flexibility to fully access its $750 million credit facility should capital requirements present. Including cash available through the credit facility and cash on hand, we have access to over $1.4 billion of liquidity.

About Darden
Darden is a restaurant company featuring a portfolio of differentiated brands that include Olive Garden, LongHorn Steakhouse, Cheddar's Scratch Kitchen, Yard House, The Capital Grille, Seasons 52, Bahama Breeze and Eddie V's. For more information, please visit www.darden.com.

Information About Forward-Looking Statements
Forward-looking statements in this communication regarding our expected earnings performance and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are first made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports. These risks and uncertainties include the impacts of the novel coronavirus (COVID-19) pandemic on our business and the response of governments and of our company to the outbreak, technology failures including failure to maintain a secure cyber network, food safety and food-borne illness concerns, the inability to hire, train, reward and retain restaurant team members, a failure to develop and recruit effective leaders, risks relating to public policy changes and federal, state and local regulation of our business, litigation, unfavorable publicity, an inability or failure to manage the accelerated impact of social media, the inability to cancel long-term, non-cancelable leases, labor and insurance costs, failure to execute a business continuity plan following a disaster, health concerns including food-related pandemics or virus outbreaks, intense competition, changing consumer preferences, failure to drive profitable sales growth, a lack of availability of suitable locations for new restaurants, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products and services, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment, energy prices and interest rates, disruptions in the financial and credit markets, risks of doing business with franchisees and licensees, risks of doing business with business partners and vendors in foreign markets, failure to protect our intellectual property, impairment in the carrying value of our goodwill or other intangible assets, changes in tax laws or treaties, failure of our internal controls over financial reporting and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

(Analysts) Kevin Kalicak, (407) 245-5870; (Media) Rich Jeffers, (407) 245-4189